Exhibit 99.1
Corporate Communications
35 W. 35th Street, 5th Floor • New York, NY 10001-2205
Phone: 212.827.0020 • Fax: 212.827.0028
FOR IMMEDIATE RELEASE
NYMAGIC, INC. REPORTS 2009 THIRD QUARTER RESULTS
New York, November 3, 2009. NYMAGIC, INC. (NYSE: NYM) reported today the results of consolidated operations for the third quarter ended September 30, 2009. The Company reported net income of $14.6 million, or $1.68 per diluted share for the three months ended September 30, 2009, compared with net losses of $(50.1) million, or $(5.96) per diluted share, for the third quarter of 2008. Net income for the nine months ended September 30, 2009 totaled $32.3 million, or $3.74 per diluted share, compared with net losses of $(84.6) million, or $(9.85) per diluted share, for the nine months ended September 30, 2008.
Book value per share, calculated on a fully diluted basis, increased from $19.11 at December 31, 2008 to $23.85 at September 30, 2009. This was an increase of 25%.
INSURANCE OPERATIONS
Gross premiums written totaled $49.5 million and net premiums written totaled $37.7 million for the third quarter of 2009, compared with gross premiums written of $55.5 million and net premiums written of $39.8 million during the third quarter of 2008. This represented decreases of 11% and 5%, respectively.
Gross premiums written totaled $167.4 million and net premiums written totaled $126.0 million for the nine months ended September 30, 2009, compared with gross premiums written of $174.7 million and net premiums written of $134.0 million during the first nine months of 2008. This represented decreases of 4% and 6% respectively.
The Company’s decision to terminate a cargo program at the end of 2007 caused reductions in both gross and net premiums written totaling approximately $3.0 million and $7.9 million for the three months and nine months ended September 30, 2009, respectively.

Net premiums earned totaled $38.5 million for the third quarter of 2009, compared with net premiums earned of $40.5 million during the third quarter of 2008. This represented a decrease of 5%. Substantially all of this decrease occurred within the Ocean Marine segment and in large part due to the termination of the cargo program referred to above.
Net premiums earned totaled $117.7 million for the nine months ended September 30, 2009, compared with net premiums earned of $128.5 million during the first nine months of 2008. This represented a decrease of 8%. Most of this decline occurred within the Ocean Marine segment and a substantial portion of this was attributable to termination of the cargo program referred to above.
The Company’s combined ratio was 102.1% for the three months ended September 30, 2009 as compared with 118.2% for the same period of 2008. The Company’s combined ratio was 98.3% for the nine months ended September 30, 2009 as compared with 115.6% for the same period of 2008. Hurricanes Gustav and Ike contributed 17.7% and 5.7% to the third quarter and nine months ended 2008 combined ratio, respectively. In addition, a settlement of certain disputed reinsurance receivables contributed 9.6% to the combined ratio for the nine months ended September 30, 2008.
Favorable loss reserve development amounted to $3.9 million and $13.2 million for the third quarter and nine months ended September 30, 2009. Favorable loss development in 2009 occurred in each business segment primarily as a result of favorable loss reporting trends.
Favorable loss reserve development amounted to $1.9 million during the third quarter of 2008. For the nine months ended September 30, 2008, adverse loss reserve development amounted to $(7.2) million. Adverse development included $12.4 million attributable to reinsurance receivables write-offs that was partially offset by favorable development in the ocean and inland marine lines of business.
INVESTMENTS
Net investment income amounted to $14.6 million for the third quarter of 2009 compared with net investment loss of $(39.4) million for the same period of 2008. For the nine months ended September 30, 2009, net investment income was $34.3 million as compared with a net investment loss of $(47.5) million for the same period of 2008.
Net investment income for the nine months ended September 30, 2009 includes $6.6 million from increases in the market value of investments categorized as trading securities, which are primarily tax-exempt securities, and commercial loans. In addition, $20.5 million of income was recorded from limited partnerships.

Net investment loss for the nine months ended September 30, 2008 included losses of $(37.9) million due to declines in the market value of trading securities and commercial loans as well as losses of $(14.0) million from limited partnerships. During 2008, trading securities included municipal bonds, preferred stocks, hedged positions and exchange-traded funds.
Net realized investment gains after impairment were $0.5 million for the third quarter of 2009, as compared with net realized investment losses of $(15.0) million for the same period of 2008. Net realized investment gains for the nine months ended September 30, 2009 were $1.8 million compared with net realized investment losses of $(46.3) million for the same period in 2008. The net realized investment gains in 2009 resulted primarily from the sale of selected municipal securities and US Treasury securities undertaken to further reposition the Company’s holdings. Net realized investment losses for the nine months ended September 30, 2008 were almost entirely attributable to the decline in the market value of the Company’s investments in residential mortgage backed securities that was recorded at that time.
Net income for the third quarter and nine months ended September 30, 2009 included tax benefits of $2.7 million, or $.31 per diluted share, and $5.9 million, or $.69 per diluted share, respectively, as a result of the partial reversal of the deferred tax valuation allowance previously provided for capital losses. This resulted from capital gains achieved within the investment portfolio during the first nine months of 2009.
At September 30, 2009 the Company’s total cash and investments amounted to $667.2 million, compared with $572.4 million at December 31, 2008. The investment portfolio at September 30, 2009 consisted of cash and short-term investments of $128.9 million, or 19.3%; fixed maturities and other debt investments of $379.5 million, or 56.9%; and limited partnership hedge funds of $158.8 million, or 23.8%.
In the third quarter of 2009, the Company reported an after tax gain of $3.2 million resulting from its receipt as beneficiary of proceeds of a life insurance policy on a former director.
MANAGEMENT COMMENT
George Kallop, President and Chief Executive Officer, in commenting on the quarter said, “We are very pleased with the Company’s Net Income for the third quarter and first nine months of 2009, as well as the 25% increase in book value per share so far this year. Insurance markets continue to be challenging, but we are maintaining underwriting discipline as evidenced by our excellent loss ratio. We remain focused on increasing premium volumes where we believe underwriting profits can be achieved, and declining underpriced business. Our investment results have been excellent this year, and our investment balances have risen by almost $95 million since the beginning of the year. Our expense ratio continues to be a challenge, but we are hopeful that we will be able to increase premium volumes in coming quarters and moderate growth in expenses to reduce our combined ratio. The company’s financial strength continued to grow in the third quarter.”

NYMAGIC, INC. will hold a conference call on its third quarter 2009 financial results live on Tuesday, November 3, 2009 at 9:00 A.M. The call will last for up to one hour.
Investors and interested parties will have the opportunity to listen to and join in the call by calling 800-374-0763 entering ID# 38644855 and registering with the operator. Please call no later than 10 minutes prior to the start of the call to register. A replay of the conference call will be available for 30 days by dialing 800-642-1687 and entering ID 38644855.
NYMAGIC, INC. is an insurance holding company whose property and casualty insurance subsidiaries specialize in writing ocean marine, inland marine and non-marine liability insurance, and whose agency subsidiaries specialize in establishing markets for such business. The Company maintains offices in New York and Chicago.
This report contains certain forward-looking statements concerning the Company’s operations, economic performance and financial condition, including, in particular, the likelihood of the Company’s success in developing and expanding its business. Any forward-looking statements concerning the Company’s operations, economic performance and financial condition contained herein, including statements related to the outlook for the Company’s performance in 2009 and beyond, are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon a number of assumptions and estimates which inherently are subject to uncertainties and contingencies, many of which are beyond the control of the Company. Some of these assumptions may not materialize and unanticipated events may occur which could cause actual results to differ materially from such statements. These include, but are not limited to, the cyclical nature of the insurance and reinsurance industry, premium rates, investment results and risk assessments, the estimation of loss reserves and loss reserve development, uncertainties associated with asbestos and environmental claims, including difficulties with assessing latent injuries and the impact of litigation settlements, bankruptcies and potential legislation, the uncertainty surrounding losses related to the attacks of September 11, 2001, as well as those associated with catastrophic hurricanes, the occurrence and effects of wars and acts of terrorism, net loss retention, the effect of competition, the ability to collect reinsurance receivables and the timing of such collections, the availability and cost of reinsurance, the possibility that the outcome of any litigation or arbitration proceeding is unfavorable, the ability to pay dividends, regulatory changes, changes in the ratings assigned to the Company by rating agencies, failure to retain key personnel, the possibility that our relationship with Mariner Partners, Inc. could terminate or change, and the fact that ownership of our common stock is concentrated among a few major stockholders and is subject to the voting agreement, as well as assumptions underlying any of the foregoing and are generally expressed with words such as “intends,” “intend,” “intended,” “believes,” “estimates,” “expects,” “anticipates,” “plans,” “projects,” “forecasts,” “goals,” “could have,” “may have” and similar expressions. These and other risks could cause actual results for the 2009 year and beyond to differ materially from those expressed in any forward-looking statements made. Investors are referred to the full discussion of risks and uncertainties included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, including those specified under the caption “I. A. Risk Factors” and in other documents filed by the Company with the U.S. Securities and Exchange Commission. The Company undertakes no obligation to update publicly or revise any forward-looking statements made.
(Comparative Table Attached)

NYMAGIC, INC.
TABLE OF RESULTS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Revenues:
Net premiums earned	$38,506	$40,477	$117,677	$128,473
Net investment income (loss)	14,578	(39,435)	34,321	(47,540)
Net realized investment gains (losses) after impairment	546	(14,963)	1,842	(46,314)
Commission and other income	3,312	(32)	3,439	108

Total revenues	56,942	(13,953)	157,279	34,727

Expenses:
Net losses & loss adjustment exp.	19,832	28,081	57,843	90,972
Policy acquisition expenses	9,073	10,053	26,900	29,398
General & administrative expenses	10,399	9,703	30,877	28,141
Interest expense	1,683	1,680	5,047	5,036

Total expenses	40,987	49,517	120,667	153,547

Income (loss) before income taxes	15,955	(63,470)	36,612	(118,820)

Total income tax expense (benefit)	1,380	(13,396)	4,355	(34,252)

Net income (loss)	$14,575	$(50,074)	$32,257	$(84,568)

Earnings per share:
Basic	$1.73	$(5.96)	$3.83	$(9.85)

Diluted	$1.68	$(5.96)	$3.74	$(9.85)

Weighted average shares outstanding:
Basic	8,432	8,406	8,422	8,583
Diluted	8,657	8,406	8,624	8,583

	September 30,	December 31,
Balance sheet data:	2009	2008

Shareholders’ equity	$206,700	$164,073
Book value per share (1)	$23.85	$19.11

(1)	Calculated on a fully diluted basis.

Supplementary information:

NYMAGIC Gross Premiums Written
	Three months ended September 30,			Nine months ended September 30,
By Segment	2009	2008	Change	2009	2008	Change
	(Dollars in thousands)
Ocean marine	$16,814	$23,375	(28%)	$61,414	$68,933	(11%)
Inland marine/fire	4,458	4,146	8%	15,750	12,685	24%
Other liability	28,121	27,993	0%	90,161	93,035	(3%)

Subtotal	49,393	55,514	(11%)	167,325	174,653	(4%)
Runoff lines (Aircraft)	69	(30)	NM	78	27	NM

Total	$49,462	$55,484	(11%)	$167,403	$174,680	(4%)

NYMAGIC Net Premiums Written
	Three months ended September 30,			Nine months ended September 30,
By Segment	2009	2008	Change	2009	2008	Change
	(Dollars in thousands)
Ocean marine	$11,727	$15,594	(25%)	$41,664	$49,338	(16%)
Inland marine/fire	1,405	1,170	20%	5,181	3,825	35%
Other liability	24,470	23,080	6%	79,210	80,790	(2%)

Subtotal	37,602	39,844	(6%)	126,055	133,953	(6%)
Runoff lines (Aircraft)	86	(77)	NM	(63)	18	NM

Total	$37,688	$39,767	(5%)	$125,992	$133,971	(6%)

NYMAGIC Net Premiums Earned
	Three months ended September 30,			Nine months ended September 30,
By Segment	2009	2008	Change	2009	2008	Change
	(Dollars in thousands)
Ocean marine	$12,264	$15,300	(20%)	$39,689	$51,433	(23%)
Inland marine/fire	1,329	1,390	(4%)	4,078	4,590	(11%)
Other liability	24,827	23,864	4%	73,973	72,431	2%

Subtotal	38,420	40,554	(5%)	117,740	128,454	(8%)
Runoff lines (Aircraft)	86	(77)	NM	(63)	19	NM

Total	$38,506	$40,477	(5%)	$117,677	$128,473	(8%)

Investment income results:

	Three months ended		Nine months ended
	September 30,		September 30,
	2009	2008	2009	2008
	(in millions)
Fixed maturities, held to maturity	$0.4	$—	$1.5	$—
Fixed maturities, available for sale	2.4	1.9	7.1	5.6
Trading securities	0.8	(25.8)	4.5	(37.2)
Short-term investments	0.2	0.7	0.3	2.2
Equity in earnings of limited partnerships	11.3	(14.6)	20.5	(14.0)
Commercial loans	0.1	(0.4)	2.1	(0.7)

Total investment income	15.2	(38.2)	36.0	(44.1)
Investment expenses	(0.6)	(1.2)	(1.7)	(3.4)

Net investment income	$14.6	$(39.4)	$34.3	$(47.5)

CONTACT:
NYMAGIC, INC.
A. George Kallop, 212-551-0744
or
Tiberend Strategic Advisors, Inc.
Gregory Tiberend, 212-827-0020